EXHIBIT 99.1
CORCEPT THERAPEUTICS APPOINTS GILLIAN M. CANNON, PHD, TO BOARD OF DIRECTORS
MENLO PARK, Calif. (Nov. 23, 2020) – Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, announced today that Gillian M. Cannon, PhD, has joined the company’s Board of Directors.
Dr. Cannon brings to Corcept more than 30 years experience in the pharmaceutical industry, where she has served in leadership roles at Merck and Co. Inc., UCB Inc. and Otsuka Pharmaceuticals. In her 27-year career at Merck, Dr. Cannon held a variety of senior positions, including Global Vice President for Commercial Operations at Merck’s start-up biosimilar business, Merck BioVentures; Business Unit Head for Merck’s specialty products franchise; and Global Commercial Head of its neuroscience franchise. She is currently President of Alyvant and Executive in Residence for Roivant Sciences.
“I am very pleased to welcome Gillian to our board,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “Her extensive experience in pharmaceutical commercial operations, marketing and sales and her track record of devising and gaining acceptance for innovative solutions will help us advance our pipeline of proprietary, selective cortisol modulators.”
About Corcept Therapeutics
Corcept is a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol. Korlym® was the first drug approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol. The company owns extensive United States and foreign intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators to treat a variety of serious disorders.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those statements express or imply. These risks and uncertainties include, but are not limited to, our ability to operate our business and achieve our goals and conduct our clinical trials during the Covid-19 pandemic and to generate sufficient revenue to fund our commercial operations and development programs; the availability of competing treatments, including generic versions of Korlym®; our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym; and risks related to the development of our product candidates, including their clinical attributes, regulatory approvals, mandates and oversight, and other requirements. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. In this press release, forward-looking statements include statements regarding advancement of our pipeline of proprietary, selective cortisol modulators. We disclaim any intention or duty to update forward-looking statements made in this press release.
CONTACT:
Christopher S. James, MD
Director, Investor Relations
Corcept Therapeutics
650-684-8725
cjames@corcept.com
www.corcept.com